FOREIGN CUSTODY MANAGER AGREEMENT


     AGREEMENT, made as of February 11, 2000, between the Capstone Christian Values Fund, Inc. (the "Fund") and THE FIFTH THIRD BANK ("Fifth Third").

                                WITNESSETH:

     WHEREAS, the Fund desires to appoint Fifth Third as a Foreign Custody Manager on the terms and conditions contained herein;

     WHEREAS, Fifth Third desires to serve as a Foreign Custody Manager and perform the duties set forth herein on the terms and conditions contained herein;

     NOW, THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, the Fund and Fifth Third hereby agree as follows:



                                 ARTICLE I

                                DEFINITIONS

     Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings;

     1 . Capitalized terms used in the Agreement and not otherwise defined in the Agreement shall have the meanings given such terms in the Rule.

     2. "Board" shall mean the board of directors or board of trustees, as the case may be, of the Fund.

        3. "Eligible Foreign Custodian" shall have the meaning provided in the rule, except that it shall not include any Securities Depository the use of which is mandatory (i) by law or regulation, or (ii) because securities cannot be withdrawn from such Securities Depository, or
(iii) because maintaining securities outside such Securities Depository is not consistent with prevailing custodial practices.

      4. "Monitoring System" shall mean a system established by Fifth Third to fulfill the Responsibilities specified in clauses (1)(d) and
(1)(e) of Article III of this Agreement.

        5. "Responsibilities" shall mean the responsibilities delegated to Fifth Third as a Foreign Custody Manager with respect to each Specified Country, as such responsibilities are more fully described in Article III of this Agreement.

     6. "Rule" shall mean Rule l7f-5 under the Investment Company Act of 1940, as amended, as such Rule became effective on June 16, 1997.

        7.        "Specified  Country" shall mean each  country  listed  on
Schedule I attached hereto and each country, other than United States, constituting the primary market for a security with respect to which the Fund has given settlement instruction to The Fifth Third Bank as custodian (the "Custodian") under its Custody Agreement with the Fund.




                                ARTICLE II

                  FIFTH THIRD AS FOREIGN CUSTODY MANAGER

      1     The Fund on behalf of its Board hereby delegates to Fifth Third with respect to each Specified Country the Responsibilities.

         2.        Fifth   Third   accepts  the   Board's   delegation   of
Responsibilities with respect to each Specified Country and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Fund's assets would exercise.

        3. Fifth Third shall provide to the Board, no later than 15 days after the end of each calendar quarter, written reports notifying the Board of the placement of assets of the Fund with a particular Eligible Foreign Custodian within a Specified Country selected by Fifth Third and of any material change in the Arrangements with respect to the Fund with any such Eligible Foreign Custodian.



                                ARTICLE III

                             RESPONSIBILITIES

     1 . Fifth Third shall with respect to each Specified Country and each Eligible Foreign Custodian selected by Fifth Third: (a) determine that assets of the Fund held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those contained in Section (c)(1) of the Rule; (b) determine that the Fund's foreign custody arrangements with each Eligible Foreign Custodian selected by Fifth Third are governed by a written contract with the Custodian (or, in the case of an Eligible Foreign Custodian selected by Fifth Third which is a Securities Depository, by such a contract, by the rules or established practices or procedures of the Securities Depository, or by any combination of the foregoing) which will provide reasonable care for the Fund's assets based on the standards specified in paragraph (c)(1) of the Rule; (c) determine that each contract described in the preceding clause (b) (or, in the case of an Eligible Foreign Custodian selected by Fifth Third which is a Securities Depository, by such a contract, by the rules or established practices or procedures of the Securities Depository, or by any combination of the foregoing) shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or , alternatively, in lieu of any or all of such (c)(2)(i)(A) through (F) provisions, such other provisions as Fifth Third determines will provide, in their entirety, the same or a greater level of care and protection for the assets of the Fund as such specified provisions; (d) monitor pursuant to the Monitoring System the appropriateness of maintaining the assets of the Fund with a particular Eligible Foreign Custodian selected by Fifth Third and the contract governing the arrangement; and (e) advise the Fund whenever an arrangement described in the preceding clause (d) no longer meets the requirements of the Rule that the Fund must withdraw its assets from such Eligible Foreign Custodian as soon as reasonably practicable. The Fund agrees that Fifth Third may employ, consult and obtain advice from suitable advisors, agents and third parties as Fifth Third deems appropriate in its sole discretion in connection with actions taken by Fifth Third hereunder to fulfill the Responsibilities.

     2. For purposes of clause (d) of the preceding Section 1 of this Article, appropriateness shall not include, nor be deemed to include, any risks associated with investment in a particular country. Maintaining assets of the Fund with an Eligible Foreign Custodian selected by Fifth Third will on any day be considered appropriate; if Fifth Third on such day would select such Eligible Foreign custodian in accordance with Articles II and III of this Agreement.

                                     2



                                ARTICLE IV

                              REPRESENTATIONS

        1. The Fund hereby represents that: (a) this Agreement has been duly authorized, executed and delivered by the Fund, constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits the Fund's execution or performance of this Agreement; (b) this Agreement has been approved and ratified by the Board at a meeting duly called and at which a quorum was at all times present; and (c) the Board has considered the risks associated with investment in each Specified Country listed on Schedule 1 and will have considered such risks prior to any settlement instructions being given to the Custodian with respect to any other Specified Country.

        2. Fifth Third hereby represents that: (a) Fifth Third is duly organized and existing under the laws of the State of Ohio, with full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed and delivered by Fifth Third, constitutes a valid and legally binding obligation of Fifth Third enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on Fifth Third prohibits Fifth Third's execution or performance of this Agreement; and (c) Fifth Third has established the Monitoring System.



                                 ARTICLE V

                          CONCERNING FIFTH THIRD

        1 . Fifth Third shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys' and accountants' fees, sustained or incurred by, or asserted against, the Fund except to the extent the same arises out of the failure of Fifth Third to exercise the care, prudence and diligence required by Section 2 of Article II hereof. In no event shall Fifth Third be liable to the Fund, the Board, or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement.

        2. The Fund agrees to indemnify Fifth Third and holds it harmless from and against any and all costs, expenses, damages, liabilities or claims, including attorneys' and accountants' fees, sustained or incurred by or asserted against Fifth Third by reason or as a result of any action or inaction, arising out of Fifth Third's performance hereunder, provided that the Fund shall not indemnify Fifth Third to the extent any such costs, expenses, damages, liabilities or claims arise out of Fifth Third's failure to exercise the reasonable care, prudence and diligence required by Section 2 of Article 11 hereof.

       3. Fifth Third shall only have such duties as are expressly set forth herein. Without limiting the generality of the foregoing, in no event shall Fifth Third be liable for any risks associated with investments in a particular country, but shall only be liable for the risks associated in placing assets of the Fund with a particular Eligible Foreign custodian selected by Fifth Third.



                                ARTICLE VI

                               MISCELLANEOUS

        1 . This Agreement constitutes the entire agreement between the Fund and Fifth Third, and no provision in the Custody Agreement between the Fund and the Custodian shall affect the duties and obligations of Fifth Third hereunder, nor shall any provision in this Agreement affect the duties or obligations of the Custodian under the Custody Agreement.

                                     3

        2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to Fifth Third, shall be sufficiently given if received by it at its offices at Fifth Third Center, 511 Walnut Street, Cincinnati, Ohio 45263, Attention: Mutual Fund Client Services, or at such other place as Fifth Third may from time to time designate in writing.

        3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if received by it at its offices at Capstone Christian Values Fund, Inc., 5847 San Felipe, Suite 4100, Houston, Texas 77057, Attention: Linda Guiffre.

        4. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties. This Agreement shall extend to and be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other.

        5. This Agreement shall be construed in accordance with the internal substantive laws of the State of Ohio, without regard to conflicts of laws and principles thereof. The Fund and Fifth Third each hereby irrevocably waive any and all rights to a trial by jury in any legal proceeding arising out of or relating to this Agreement.

       6. The parties hereto agree that in performing hereunder, Fifth Third is acting solely on behalf of the Fund and no contractual or service relationship shall be deemed to be established hereby between Fifth Third and any other person.

      7. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

        8. This Agreement shall terminate simultaneously with the termination of the Custody Agreement between the Fund and the Custodian, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination, which shall be not less than thirty (30) days after the date of such notice.

      9. In consideration of the service provided by Fifth Third hereunder, the Fund shall pay to Fifth Third such compensation and out-of-pocket expenses as may be agreed upon from time to time.

     IN WITNESS WHEREOF, the Fund and Fifth Third have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.




                                        CAPSTONE CHRISTIAN VALUES FUND,
INC.


                                        By:
                                   _______________________________


                                        Title:
                                   _______________________________



                                        FIFTH THIRD BANK


                                        By:
                                   ________________________________


                                        Title:
                                   ________________________________